UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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Morgan Stanley High Yield Fund, Inc.

(Name of Registrant as Specified In Its Charter)

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Morgan Stanley High Yield Fund, Inc.
c/o Morgan Stanley Investment Management Inc.
522 Fifth Avenue
New York, New York 10036
March 16, 2010
Dear Stockholder:
We recently mailed to you proxy materials for the upcoming Special Meeting of Stockholders of Morgan Stanley High Yield Fund, Inc. (the “Fund”), to be held on April 16, 2010. According to our records, your vote has not yet been received. To avoid adjournments and additional proxy solicitation costs, your Board of Directors (“Board”) is asking you to vote “FOR” the election of the Fund’s director nominees and “FOR” the proposal to approve a new investment advisory agreement with Invesco Advisers, Inc. and a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates (the “Advisory Agreements”).
We urge you to take a moment to review the proxy materials and to vote in accordance with the Board’s recommendations. Please be sure to complete, sign and date the enclosed Proxy Card, or submit your vote by telephone or Internet by following the instructions on the Proxy Card, to ensure that your vote is counted. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares (as it may have in the past) in support of the Advisory Agreements unless you complete, sign, date and return the enclosed Proxy Card, or submit your vote by telephone or Internet by following the instructions on the Proxy Card.
You may have recently received correspondence from Phil Goldstein and his Bulldog Investors General Partnership. Mr. Goldstein is seeking for you to withhold your vote for the proposed director slate and to vote against the Advisory Agreements. We believe that Mr. Goldstein’s objective is short-term gain through the liquidation or open-ending of the Fund, and that this objective is contrary to the long-term investment goals of most of our stockholders. To prevent Mr. Goldstein from achieving his objective it is important that you vote your shares FOR the election of directors and FOR the new investment advisory and sub-advisory agreements.
The Fund’s recent performance supports the Board’s decision. Based on the market value of the Fund’s shares as of February 28, 2010, the Fund’s returns were as follows.

3 months	YTD	1 Year

2.35%	8.41%	68.11%

Based on net asset value as of February 28, 2010, the Fund’s returns were as follows.

3 months	YTD	1 Year

3.78%	0.58%	44.79%
As of February 28, 2010, the Fund’s annualized yield was 9.34% and its discount to the Fund’s NAV per share was 3.116%. The transaction with Invesco will not result in any change in the Fund’s investment objectives or principal investment strategies and is not expected to result in a change in the investment operations of the Fund or in any changes in the investment approach with respect to the management of the Fund. It is expected that Andrew Findling will continue as portfolio manager of the Fund. We therefore believe the Fund is well-positioned for the future.
We urge you to support the Fund by completing, signing and dating the enclosed Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Stockholders who hold their shares through a bank or broker may also vote by telephone or internet by following the instructions on the Proxy Card. Only the latest dated proxy will count.
We thank you for your continued support.
Sincerely,
/s/ Randy Takian
Randy Takian
President and Principal Executive Officer
If you have questions or need assistance in voting your shares, please call:
Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
(877) 278-9670 (Toll Free)